Exhibit 99.1

Contacts:	Dan Petro, CFA, Vice President, Treasury and Investor Relations Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / pes@dennardlascar.com Dennard Lascar Investor Relations / (713) 529-6600
Pioneer Energy Services Announces Suspension of Trading on the NYSE and Expects to Commence Trading on the OTC Markets
SAN ANTONIO, Texas, August 14, 2019 - Pioneer Energy Services (NYSE: PES) today announced that it has been notified by the New York Stock Exchange (the “NYSE”) that its common stock has been suspended from trading due to its “abnormally low” trading price levels. Pursuant to Section 802.01D of the NYSE Listed Company Manual, the NYSE has determined to commence proceedings to delist Pioneer’s common stock.
The Company anticipates that effective August 15, 2019, its common stock will commence trading on OTCQX® under the trading symbol “PESX”. The transition to the over-the-counter market will not affect Pioneer’s business operations. The OTCQX is operated by the OTC Markets Group, Inc. Investors can find quotes for the Company’s common stock on www.otcmarkets.com.
The Company expects to continue to make all required SEC filings and remain subject to SEC rules and regulations applicable to reporting companies under the Securities Exchange Act of 1934, as amended.

About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the Texas Gulf Coast, West Texas and Rocky Mountain regions. Pioneer also provides contract land drilling services to oil and gas operators in Texas, Appalachia and Rocky Mountain regions and internationally in Colombia.

Cautionary Statement Regarding Forward-Looking Statements

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. These forward-looking statements are based on our current beliefs, intentions, and expectations. These statements are not guarantees or indicative of future performance, and no assurance can be given regarding the possible timing for and ability to continue any trading of our common stock on the OTC Markets. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the foregoing discussion as a result of a variety of factors. We have discussed many of these factors in more detail in our Quarterly Report on Form 10-Q for the six-month period ended June 30, 2019 and Annual Report on Form 10-K for the year ended December 31, 2018, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and "Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.